                              MANAGEMENT AGREEMENT

                     IN RESPECT TO ARIEL PREMIER GROWTH FUND

         MANAGEMENT AGREEMENT, made this 15th day of October, 2001, by and between ARIEL CAPITAL MANAGEMENT, INC., an Illinois corporation (the "Adviser/Manager"), and ARIEL GROWTH FUND, a Massachusetts business trust, d/b/a ARIEL INVESTMENT TRUST (the "Trust").

         In consideration of the mutual covenants hereinafter set forth, IT IS HEREBY AGREED between the parties as follows:

         1. EMPLOYMENT OF THE ADVISER/MANAGER. The Trust hereby employs the Adviser/Manager to manage the investment and reinvestment of the assets of Ariel Premier Growth Fund ("the Fund") and to perform certain administrative services, subject to the supervision of the Trust's Board of Trustees on the terms hereinafter set forth. The Adviser/Manager hereby accepts such employment and agrees during such period to render the services and to assume the obligations herein set forth for the compensation herein provided. The Adviser/Manager shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust. The Adviser/Manager may contract with any other person or persons to provide any of the services contemplated in this sub-paragraph, at the expense of the Adviser/Manager, and shall have the authority to direct the activities of such other person or persons in the manner it deems appropriate.

         2. OBLIGATIONS OF AND SERVICES TO BE PROVIDED BY THE ADVISER/MANAGER. The Adviser/Manager undertakes to provide the following services and to assume the following obligations:

         a. The Adviser/Manager shall manage the investment and reinvestment of the assets of the Fund, subject to and in accordance with the investment objectives and policies of the Fund and any directions which the Trust's Board of Trustees may issue from time to time. In pursuance of the foregoing, the Adviser/Manager shall make all determinations with respect to the investment of the assets of the Fund and the purchase and sale of portfolio securities and shall take such action necessary to implement the same.

         b. The Adviser/Manager shall place orders for the execution of the Fund's transactions in accordance with the policies with respect thereto set forth in the Trust's registration statements under the Investment Company Act of 1940 ("1940 Act") and the Securities Act of 1933, as such registration statements may be amended from time-to-time.

         c. The Adviser/Manager shall determine the manner in which voting rights, rights to consent to corporate action, and any other rights pertaining to the Fund's portfolio securities shall be exercised.

         d. The Adviser/Manager shall be responsible for providing certain administrative services to the Trust that are necessary to the conduct of the Fund's affairs. Such services shall consist of: maintaining the Trust's organizational existence; providing office space; preparing reports to regulatory bodies and shareholders; determining the daily net asset value of the Fund's shares; determining the amount of the Fund's dividends per share; maintaining portfolio and general accounting records; and such other incidental administrative services as are necessary to the conduct of the Fund's affairs.

         e. In connection with the services to be rendered hereunder, the Adviser/Manager shall see to the maintenance of all necessary records of the Fund.

         f. The Adviser/Manager shall render regular reports to the Trust's Board of Trustees concerning the Fund's investment activities.

         g. The Adviser/Manager shall bear its expenses of providing services with respect to the Fund pursuant to this Agreement except any such expenses as are undertaken by the Trust. In addition, the Adviser/Manager shall pay the salaries and fees of all Trustees, executive officers and employees of the Trust who are affiliated persons, as defined in Section 2(a)(3) of the 1940 Act, of the Adviser/Manager.

         3. EXPENSES OF THE TRUST. The Trust shall pay all of the expenses of the Fund other than those expressly assumed by the Adviser/Manager herein, which expenses payable by the Trust shall include, but are not limited to:

         a.       Fees to the Adviser/Manager as provided herein;

         b.       Legal and audit expenses;

         c. Fees and expenses related to the registration and qualification of the Fund and its shares for distribution under federal and state securities laws;

         d. Expenses of transfer agent, registrar, custodian, dividend disbursing agent and shareholder servicing agent;

         e. Salaries, fees and expenses of Trustees and executive officers of the Trust who are not "affiliated persons" of the Adviser/Manager within the meaning of the 1940 Act;

         f.       Taxes and fees;

         g. Brokerage commissions and other expenses associated with the purchase and sale of portfolio securities;

         h.       Expenses, including interest, of borrowing money;

         i. Expenses incidental to meetings of the Trust's shareholders and the maintenance of the Trust's organizational existence;

         j. Expenses of printing stock certificates representing shares of the Fund and expenses of preparing, printing and mailing notices, proxy material, reports and other communications to regulatory bodies and reports to shareholders;

         k. Expenses of preparing and typesetting prospectuses and statements of additional information;

         l. Expenses of printing and distributing prospectuses and statements of additional information to shareholders;

         m.       Association membership dues;

         n. Insurance premiums for fidelity, trustee and officer and other coverage; and

         o. Distribution plan expenses, as permitted by Rule 12b-1 under the 1940 Act.

         4.       COMPENSATION OF ADVISER/MANAGER.

         a. As compensation for the services rendered and obligations assumed hereunder by the Adviser/Manager, the Trust shall pay to the Adviser/Manager out of the assets of the Fund within ten (10) days after the last day of each calendar month a fee calculated on the basis of average daily net assets at the Fund at an annual rate as follows:

         ANNUAL RATE       VALUE OF AVERAGE DAILY NET ASSETS OF THE FUND
         -----------       ---------------------------------------------
         0.60%             Less than $500 million

         0.575%            $500 million or more but less than $1 billion

         0.55%             More than $1 billion

Such fee shall be computed and accrued daily. Upon termination of this Agreement before the end of any calendar month, the fee for such period shall be prorated. For purposes of calculating the fee of the Adviser/Manager, the daily value of net assets shall be computed by the same method as the Trust uses to compute the value of net assets in connection with the determination of the net asset value of the Fund's shares.

         b. The Adviser/Manager reserves the right (i) to waive all or a part of its fee and (ii) to make payments from the resources of the Adviser/Manager in consideration of their promotional or administrative services.

         5. EXPENSE GUARANTEE. The Adviser/Manager hereby agrees to reimburse the Trust for the affected class of the Fund if and to the extent that the aggregate operating expenses in any given fiscal year, including the fee paid to the Adviser/Manager, but excluding brokerage, taxes, interest, and extraordinary expenses, are in excess of 0.65% of the average daily net asset of the Institutional Class shares or 1.25% of the average daily net assets of the Investor Class shares. If for any month expenses are in excess of such limitations, then the Adviser/Manager shall promptly and fully reimburse the Trust for such excess, either by waiving the management fee or by direct cash payment or both. If for any month the Fund's actual expenses are less than the applicable percentage limitation and the Adviser/Manager has for pervious months during the current fiscal year reimbursed the Trust for excess expenses, then, to the extent maximum permissible expenses for the current month exceed actual expenses for that month, the

Adviser/Manager shall at the end of such month recoup from the Trust all such previous reimbursements.

         6. ACTIVITIES OF THE ADVISER/MANAGER. The services of the Adviser/Manager hereunder are not to be deemed exclusive, and the Adviser/Manager shall be free to render similar services to others. It is understood that Trustees and officers of the Trust are or may become interested in the Adviser/Manager as stockholders, officers or otherwise, and that stockholders and officers of the Adviser/Manager are or may become similarly interested in the Trust, and that the Adviser/Manager may become interested in the Trust as a shareholder or otherwise.

         7. USE OF NAMES. The Trust shall not use the name "Ariel" or the name of the Adviser/Manager in any prospectus, sales literature or other material relating to the Trust or to any Fund in any manner not approved prior thereto by the Adviser/Manager or its affiliate, Ariel Distributors, Inc.; provided, however, that the Adviser/Manager shall approve all uses of its name which merely refer in accurate terms to its appointment hereunder or which are required by the SEC or a State Securities Commission; and, provided, further, that in no event shall such approval be unreasonably withheld. The Adviser/Manager shall not use the name of the Trust or of any Fund in any material relating to the Adviser/Manager in any manner not approved prior thereto by the Trust; provided, however, that the Trust shall approve all uses of its name and of the name of any Fund which merely refer in accurate terms to the appointment of the Adviser/Manager hereunder or which are required by the SEC or a State Securities Commission; and, provided further, that in no event shall such approval be unreasonably withheld.

         8. CERTAIN NOTICES. The Adviser/Manager shall promptly give the Trust's Board of Trustees (within 5 business days of the event) written notice of the occurrence of any of the following events: (a) any pending or threatened suit or claim in which the Adviser/Manager is named as a defendant and the amount of alleged damages are not specifically stated, or if alleged damages are specifically stated, they are stated at $250,000 or more; (b) any investigation instituted against the Adviser/Manager, whether formal or informal, by any state or the federal government, any agency thereof or any self regulatory agency; or
(c) any administrative proceeding instituted against the Adviser/Manager by any state or federal governmental, self-regulatory or administrative agency; (d) any administrative order or action issued against the Adviser/Manager by any state or federal governmental, self-regulatory or administrative agency; (e) any judgment or order entered against the Adviser/Manager by a court of law in any suit, claim or proceeding; (f) the Adviser/Manager's authorization to do business or its qualification to serve as an investment adviser pursuant to section 9 (a) of the 1940 Act or otherwise, is denied, suspended, revoked, or restricted by any state or federal governmental, self-regulatory or administrative agency. For the purposes of this paragraph 8, the "Adviser/Manager" shall also include each executive officer of the Adviser/Manager in his or her capacity as an officer of the Adviser/Manager but not in any other capacity.

         9. LIABILITY OF THE ADVISER/MANAGER. Absent willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties hereunder on the part of the Adviser/Manager, the Adviser/Manager shall not be subject to liability to the Trust or to any shareholder of the Trust for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

         10. LIMITATION OF TRUST'S LIABILITY. The Adviser/Manager acknowledges that it has received notice of and accepts the limitations upon the Trust's liability set forth in Article XI of its Declaration of Trust. The Adviser/Manager agrees that the Trust's obligations hereunder in any case shall be limited to the Trust and to its assets and that the Adviser/Manager shall not seek satisfaction of any such obligation from the shareholders of the Trust nor from any Trustee, officer, employee or agent of the Trust.

         11. FORCE MAJEURE. The Adviser/Manager shall not be liable for delays or errors occurring by reason of circumstances beyond its control, including but not limited to acts of civil or military authority, national emergencies, work stoppages, fire, flood, catastrophe, acts of God, insurrection, war, riot, or failure of communication or power supply. In the event of equipment breakdowns beyond its control, the Adviser/Manager shall take reasonable steps to minimize service interruptions but shall have no liability with respect thereto.

         12. RENEWAL, TERMINATION AND AMENDMENT. This Agreement shall be effective as to the Fund on February 1, 2002. It shall continue from year to year thereafter as long as its continuance with respect to the Fund is approved annually in accordance with the 1940 Act. This Agreement may be terminated at any time, without payment of any penalty, by the Trust's Board of Trustees, or by a vote of the majority of the outstanding voting securities of the Fund upon 60 days' prior written notice to the Adviser/Manager and by the Adviser/Manager upon 60 days' prior written notice to the Trust. This Agreement may be amended at any time by the parties, subject to approval by the Trust's Board of Trustees and, if required by law or applicable SEC regulations, a vote of a majority of the outstanding voting securities of such Fund. This Agreement shall terminate automatically in the event of its assignment. The terms "assignment" and "vote of a majority of the outstanding voting securities" shall have the meaning set forth in the 1940 Act.

         13. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

         14. MISCELLANEOUS. Each party agrees to perform such further actions and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Illinois. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

                          ARIEL GROWTH FUND



                          By: _________________________

                          Title: ________________________



                          ARIEL CAPITAL MANAGEMENT, INC.


                          By: _________________________

                          Title: ________________________

                              SUBADVISORY AGREEMENT

                     IN RESPECT TO ARIEL PREMIER GROWTH FUND

         SUBADVISORY AGREEMENT, made this 15th day of October, 2001, by and between ARIEL CAPITAL MANAGEMENT, INC., an Illinois corporation ("Ariel"), and LINCOLN CAPITAL MANAGEMENT COMPANY, an Illinois corporation ("Lincoln").

         In consideration of the mutual covenants hereinafter set forth, IT IS HEREBY AGREED between the parties as follows:

         1. Ariel is the Adviser/Manager of the series of Ariel Growth Fund, d/b/a Ariel Investment Trust (the "Trust"), entitled "Ariel Premier Growth Fund" (the "Fund"), under a Management Agreement (the "Management Agreement")with the Trust dated October 15, 2001 subject to the supervision of the Trust's Board of Trustees ("Board of Trustees") on the terms hereinafter set forth. Lincoln hereby accepts and agrees during such period to render the services and to assume the obligations herein set forth for the compensation herein provided. Lincoln shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority under this Agreement to act for or represent Ariel or the Trust in any way or otherwise be deemed an agent of either.

         2. Lincoln undertakes to provide the following services and to assume the following obligations:

         a. Lincoln shall manage the investment and reinvestment of the assets of the Fund, subject to and in accordance with the investment objectives, policies and limitations of the Fund as set forth in the Trust's effective registration statements under the Investment Company Act of 1940 (the "1940 Act") and the Securities Act of 1933 as they may be amended from time to time ("Registration Statements"). In pursuance of the foregoing, Lincoln shall make all determinations with respect to the investment of the assets of the Fund and the purchase and sale of portfolio securities and shall take such action necessary to implement the same.

         b. Lincoln shall place orders for the execution of the Trust's portfolio transactions in accordance with the policies with respect thereto set forth in the Registration Statements.

         3. Lincoln shall provide Ariel or its designee with any reasonable reports, analyses or other documentation Ariel requires to carry out its responsibilities under its Investment Advisory Agreement with the Trust, including Ariel's administrative responsibilities and its responsibility to monitor compliance with stated investment objectives, policies and limitations and the investment performance of the Fund. Lincoln shall directly or through an agent, provide daily information in respect to the portfolio transactions of the Fund to Ariel or its designee. Lincoln shall provide all documentation reasonably required by Ariel to maintain accounting records in respect to the Fund in accordance with the 1940 Act and the Investment Advisers Act of 1940 and the regulations issued thereunder, and to preserve copies of all documents and records related to asset transactions, positions and valuations related to the Fund in the manner and for the periods prescribed by such regulations. Lincoln agrees that all documents and records or copies of such documents and records it maintains in respect to the Fund will be surrendered to Ariel or the Trust upon the request of either. Lincoln agrees to provide information and to allow inspection of such documents and records at reasonable times by any authorized representative of Ariel, the Board of Trustees or any committee thereof, the Trust's independent public accountants or any appropriate regulatory authorities. Lincoln agrees to comply with directions issued by Ariel or the Board of Trustees in respect to compliance and other administrative matters.

         4. Lincoln shall make its personnel who are engaged in activities on behalf of the Fund available at reasonable times for consultations with Ariel personnel, the Board of Trustees or any committee thereof, including attendance at meetings of the Board of Trustees, and to make presentations in conjunction with personnel of Ariel or an Ariel affiliate.

         5. Lincoln shall provide all office facilities, equipment and personnel for carrying out its duties hereunder at its own expense and shall pay all its own travel and accommodation expenses.

         6. As investment sub-adviser, Lincoln understands that it will be responsible for complying with all provisions of applicable law, including the 1940 Act, the Investment Advisers Act of 1940, the Insider Trading and Securities Fraud Enforcement Act of 1988 and all rules and regulations thereunder. Lincoln agrees to adopt and comply at all times with a written Code of Ethics and related procedures meeting the requirements of Rule 17j-1 under the 1940 Act and acceptable to the Board of Trustees.

         7. Lincoln shall promptly give Ariel (within 5 business days of the event) written notice of the occurrence of any of the following events: (a) any pending or threatened suit or claim in which Lincoln is named as a defendant and the amount of alleged damages are not specifically stated, or if alleged damages are specifically stated, they are stated at $250,000 or more; (b) any investigation instituted against Lincoln, whether formal or informal, by any state or the federal government, any agency thereof or any self regulatory agency; or (c) any administrative proceeding instituted against Lincoln by any state or federal governmental, self-regulatory or administrative agency; (d) any administrative order or action issued against Lincoln by any state or federal governmental, self-regulatory or administrative agency; (e) any judgment or order entered against Lincoln by a court of law in any suit, claim or proceeding; (f) Lincoln's authorization to do business or its qualification to serve as an investment adviser pursuant to section 9 (a) of the 1940 Act or otherwise, is denied, suspended, revoked, or restricted by any state or federal governmental, self-regulatory or administrative agency. For the purposes of this paragraph 7, Lincoln shall also include each executive officer of Lincoln in his or her capacity as an officer of Lincoln Capital Management but not in any other capacity.

         8. Lincoln's services are not to be deemed exclusive and it shall be free to render similar services or other services to others provided that (i) Lincoln's services hereunder are not impaired and are not in violation of federal or state securities laws and (ii) Lincoln shall not provide services to any registered investment company or series thereof which primarily invests in equity securities while Lincoln acts as a subadviser to the Fund, without Ariel's express written permission. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of Lincoln's obligations or duties hereunder, Lincoln shall not be subject to liability for any act or omission in the cause of, or connected with, rendering service hereunder or for any losses that may be sustained in the purchase, holding or sale of any security. In the event of any claim, arbitration, suit, or administrative proceedings in which Lincoln or Ariel is a party and in which it is finally determined that there is a liability or wrongdoing by only one party, the party liable or found to be the wrongdoer shall pay for all liability and expenses of such claim or proceeding including reasonable attorneys' fees. If it is determined that there is liability or wrongdoing by both parties or neither party, then each party shall pay for its own liability and expenses. In the event of any settlement of any such claim, arbitration, suit or proceeding before final determination by a court or arbitrator(s), the liability and expenses shall be assumed as agreed between the parties, but if there is no agreement within thirty (30) days of such settlement, then the responsibility for liability and expenses shall be settled by arbitration, in accordance with the then applicable rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator shall be final and binding and may be entered in any court having jurisdiction. The parties shall pay for their own costs and expenses in respect to any such arbitration and may be included in the arbitrator's award.

         9. Ariel shall pay to Lincoln a fee based on the average daily net assets of the Fund set forth in the attached addendum and reimburse expenses expressly approved for reimbursement by Ariel. Payment for Lincoln's services and reimbursement of expenses approved by Ariel shall be made monthly. No fee waiver or reimbursements of expenses of the Fund by Ariel shall affect Ariel's payments hereunder unless Lincoln expressly agrees in writing to assume part of such waivers or reimbursements.

         10. This Agreement shall become effective on February 1, 2001. Thereafter, subject to the termination provisions herein, this Agreement shall continue in force from year to year thereafter, but only as long as such continuance is specifically approved at least annually in the manner required by the 1940 Act; provided, however, that if the continuation of this Agreement is not approved, you may continue to serve in the manner and to the extent permitted by the 1940 Act and the rules and regulations thereunder.

         11. This Agreement shall automatically terminate immediately in the event of its assignment (except as otherwise permitted by the 1940 Act or rules thereunder) or in the event of the termination of the Management Agreement. This Agreement may be terminated without payment of any penalty at any time (a) upon sixty (60) days' written notice to Lincoln by Ariel or upon sixty (60) days' written notice to Lincoln by the Trust pursuant to action by the Board of Trustees or by the vote of a majority of the outstanding voting securities of the Fund, or (b) upon 60 or more days' written notice by Lincoln to Ariel and the Trust. The terms "assignment" and "vote of a majority of the outstanding voting securities" shall have the meaning set forth in the 1940 Act and the rules and regulations thereunder. Termination of this Agreement shall not affect Lincoln's right to receive payments on any unpaid balance of the compensation earned and reimbursable expenses incurred prior to such termination.

         12. This Agreement shall be construed according to the laws of the State of Illinois. It may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

ARIEL CAPITAL MANAGEMENT, INC.              LINCOLN CAPITAL MANAGEMENT, INC.


By:_________________________________        By:_________________________________

Title:_____________________________         Title:______________________________

Acknowledged and Approved:

ARIEL GROWTH FUND, d/b/a ARIEL INVESTMENT TRUST


By:_________________________________

Title:______________________________

                        ADDENDUM TO SUBADVISORY AGREEMENT
                         DATED OCTOBER 15, 2001 BETWEEN
                       ARIEL CAPITAL MANAGEMENT, INC. AND
                       LINCOLN CAPITAL MANAGEMENT COMPANY

         The compensation payable by Ariel Capital Management, Inc. pursuant to
Section 8 of the Agreement shall be at the following annual rates: provided, however, that no fee shall be due or payable in respect to any day in which the net assets are less than $50 million dollars.

ANNUAL RATE            VALUE OF AVERAGE DAILY NET ASSETS OF THE FUND
-----------            ---------------------------------------------
0.4675%                First $20 million
0.3500%                Next $130 million
0.2500%                Next $350 million
0.2000%                Next $500 million
0.1500%                Next $1,500 million
0.1000%                Over $2,500 million

Dated October 15, 2001



                       ARIEL CAPITAL MANAGEMENT, INC.

                       By:________________________________

                       Title:_______________________________



                       LINCOLN CAPITAL MANAGEMENT COMPANY

                       By:________________________________________

                       Title:_______________________________________



Acknowledged and Approved:
ARIEL PREMIER GROWTH FUND, d/b/a/ ARIEL INVESTMENT TRUST

By:____________________________________

Title:___________________________________